Exhibit 10.3

November 17, 2021

Alexi Wellman

Re: Amended and Restated Offer Letter

Dear Alexi:
I am pleased to confirm the terms of your continuing employment with Altaba Inc. (the “Company”), in the position of Chief Executive Officer, Chief Financial Officer and Director. This amended and restated offer letter (the “Agreement”) amends and restates our original offer letter dated March 10, 2017 and as amended on April 2, 2019, December 3, 2020 and June 7, 2021 (the “Prior Agreement”) in its entirety. This Agreement shall become effective January 1, 2022 (the “Effective Date”).
1.	Compensation and General Terms
1.1          Base Salary.  Your annual base salary will remain at $41,666.67 per month ($500,000 annually), less applicable taxes, deductions and withholdings, paid semi-monthly. The Company’s scheduled pay days are expected to be on the 10th and 25th of every month.
1.2          2021 STIP. In recognition of 2021 fiscal year performance, you will be eligible to receive a cash incentive award of $375,000, to be payable upon approval by the Board of Directors of the Company.
1.3          Reserved.
1.4          Annual Retention Award.  Commencing on January 1, 2022, you will be eligible to receive an annual cash retention award fixed at $500,000 (the "Annual Retention Award"), to be payable in a lump sum following the end of each year (but no later than March 15th of the following year), provided that except as provided in Section 2.3 herein you remain continuously employed by the Company through the date of payment of the Annual Retention Award. For the avoidance of doubt, the first Annual Retention Award will be paid in 2023.
1.5          Fixed Retention Award.  On the earlier of (i) the conversion of the Company to a liquidating trust; or (ii) the termination of your employment with the Company pursuant to mutual written agreement by you and the Company, you will receive a fixed retention payment of $3,000,000 (the "Fixed Retention Award"), provided that except as provided in Section 2.3 herein you remain continuously employed by the Company through the date of payment of the Fixed Retention Award.
1.6          Performance Retention Award. Your compensation will also include participation in a performance retention plan (the “PRP”), which may result in payments of up to $3,000,000 upon attainment of pre-established performance goals that will be approved by the Board of Directors. All terms of the PRP will be governed by the terms of the plan as approved by the Board of Directors, with the terms annexed hereto as Exhibit “A”.
1.7          Benefits/Paid Time Off; Expenses. You will be eligible to participate in the Company’s health insurance benefit plans (medical, dental and vision) as well as any life insurance, short-term disability, and long-term disability plans that are made available to senior executives of the Company, in accordance with the terms of those plans.  You will be eligible to accrue paid time off days in accordance with the Company’s vacation and/or paid time off policies.

You will also be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures.
1.8           Location.  You will provide services to the Company from a mutually agreed to location; subject to any business travel, including required travel to the Company’s offices as is necessary to perform your duties as Chief Executive Officer, Chief Financial Officer and Director.
1.9           Obligations.  During your employment, you shall devote your full business efforts and time to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Company’s Board of Directors, from serving on the boards of directors of up to two (2) companies that are not competitors to the Company, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at the Company.  Any outside activities must also be in compliance with and approved to the extent required by any Code of Ethics, Corporate Governance Guidelines or similar policies adopted by the Company.
1.10          Proprietary Agreement and No Conflict with Prior Agreements.  As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at the Company.  Therefore, you acknowledge and agree that from and after the Effective Date you will continue to be subject to the terms of the Yahoo! Inc. Employee Confidentiality and Assignment of Inventions Agreement, dated October 14, 2013 (the “Proprietary Agreement”).  In addition, you must comply with any existing and/or continuing contractual obligations that you may have with any employer prior to your employment with the Company.
1.11         Non-Solicitation.  You agree that at all times during the period of your employment with the Company and for a period of two (2) years thereafter, you will not, directly or indirectly, either for yourself or on behalf of another company, hire, recruit or otherwise solicit any Company employee to terminate his or her relationship with the Company.
1.12         Employment At-Will.  Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or the Company, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by the Board of Directors of the Company and you.
2.	Termination
2.1          Payment Upon Termination for “Cause” or Resignation without “Good Reason”. If your employment is terminated by the Company for Cause or by you without Good Reason, you shall be entitled to receive the (“Accrued Amounts”) as defined herein.
2.2          Board Notice of Existence of “Cause.”  Termination of your employment shall not be deemed to be for Cause as defined herein unless and until the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Company (after reasonable written notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that you have engaged in the conduct defined as Cause under this Agreement.

2.3          Payment Upon Termination Without Cause or Good Reason Resignation/Mutual Agreement.  In the event of termination of your employment hereunder by you for Good Reason or by the Company without Cause, you shall be entitled to receive the Accrued Amounts and, subject to your compliance with your Proprietary Agreement and your execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form annexed hereto as Exhibit “B” (the “Release”) and such Release becoming effective upon the expiration of the Revocation Period (as defined in the Release):  (a) payment of the Fixed Retention Award; (b) that portion of your Performance Retention Award as the terms of the PRP entitles you, as set forth in Exhibit “A” annexed hereto; and (c) if you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any similar state law, the Company shall reimburse you the monthly premium paid by you for coverage of yourself, your spouse, and children for a period of twelve (12) months after the Termination Date.  Notwithstanding the foregoing, if the Company’s making payments under this Section 2.3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section in a manner as is necessary to comply with the ACA.  Additionally, in the event of your termination of employment by mutual written agreement between you and the Company, provided you execute the Release, you will be entitled to the Fixed Retention Award, payable in a lump sum within ten (10) business days of the Release’s effective date.
2.4          Notice of “Good Reason.”  You may not terminate your employment for Good Reason unless you have provided written Notice of Termination (as defined below) to the Company of the circumstances providing grounds for termination for Good Reason, as provided herein.
2.5          Death or Disability.  Your employment hereunder shall terminate automatically upon your death and the Company may terminate your employment on account of your Disability. If your employment is terminated on account of your death or Disability, you, your estate, and/or beneficiaries, as the case may be, shall be entitled to receive the Accrued Amounts.
3.	Notice of Termination.
Any termination of your employment hereunder by the Company or by you (other than termination on account of your death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party.  The Notice of Termination shall specify: (a) the termination provision of this Agreement relied upon; (b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated; and (c) the applicable Termination Date.
4.	Resignation of All Other Positions.
Upon termination of your employment hereunder for any reason, you agree to resign, effective on the Termination Date, from all positions that you hold as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.
5.	Indemnification.
You will continue to be eligible for indemnification in accordance with the Company’s Certificate of Incorporation and any applicable law.  In addition, the Indemnification Agreement entered into on March 10, 2017 between you and the Company will continue to be in effect.  The Company shall continue to maintain directors and officers liability insurance for the benefit of the officers and directors of the Company.
6.	Code of Ethics and Company Policies.
The Company is committed to creating a positive work environment and conducting business ethically. As an employee of the Company, you will be expected to abide by the Company’s policies and procedures including, but not limited to, any Company human resources policies.
7.	Non-Disparagement.
You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be materially harmful to it or them or its or their business, business reputation or personal reputation. This paragraph shall not be violated by statements from you which are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this offer letter. Likewise, the Company agrees not to disparage you or your business or personal reputation, provided, however, that this paragraph shall not be violated by statements from the company which are truthful, complete, and made in good faith in required governmental disclosures in response to legal or governmental inquiry.  The Company agrees that its breach of this non-disparagement provision shall be deemed a material breach of this Agreement.
8.	Reimbursement of Certain Expenses.
The Company will reimburse you for reasonable legal fees incurred in connection with negotiating and reviewing this letter. This amount will not exceed $20,000 and the Company will be provided with documentation of the charges which will be based on normal billing rates.
9.	Internal Revenue Code § 409A.
Anything in this Agreement to the contrary notwithstanding, if at the time of the your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after your separation from service, or (B) your death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6) month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.  The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section.
10.	Miscellaneous.
10.1          Entire Agreement. This offer letter and the documents and agreements referenced herein constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters. This terms set forth in this offer letter shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement this offer letter and (ii) is signed by both parties hereto.
10.2          Eligibility to Work. In order for the Company to comply with United States law, on or prior to the Effective Date you will be required to provide the Company with appropriate documentation to verify your authorization to work in the United States.  The Company cannot employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.
10.3          Counterparts. This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile and electronic .pdf signatures shall be considered original signatures for all purposes.
10.4          Governing Law. This Offer Letter and any Agreement reached between the parties shall be governed by, and construed in all respects by, the laws of the State of California, without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of California.

[Signature Page Follows]

To accept this offer, please sign this letter in the space provided below and return the signed letter to me.
We are very excited to have you on the Company’s team and look forward to receiving your acceptance of this offer.
Sincerely,

/s/ Thomas McInerney	11/17/2021

Thomas McInerney	Date

Chief Executive Officer

I agree to the terms and conditions outlined in this letter, as amended and restated.

/s/ Alexi Wellman	11/18/2021
Alexi Wellman	Date

LIST OF CERTAIN DEFINED TERMS
The following defined terms shall have the following meanings for purposes of this Agreement:
“Accrued Amounts” shall mean: (i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid in accordance with the Company’s customary payroll procedures and applicable law; (ii) any earned but unpaid Annual Bonus with respect to any completed calendar/fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; (iii) reimbursement for unreimbursed business expenses properly incurred by you, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and (iv) such employee benefits (including long-term compensation), if any, to which you may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall you be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.
“Cause” shall mean termination of your employment by the Company based upon the occurrence of one or more of the following:  (1) your willful refusal  or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury or medical condition), (2) your willful failure or refusal to comply in any material respect with material Company policies or lawful directives, (3) your material breach of any contract or agreement between you and the Company (including but not limited to this Agreement and the Proprietary Agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company, (4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or your engaging in intentional acts that are materially detrimental to the reputation of the Company and which cause the Company material economic harm, or (5) your indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude.  For purposes of this provision, no act or failure to act on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.  Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances.
“Code” shall means the United Sates Internal Revenue Code of 1986, as amended.
“Disability” shall mean your inability, due to physical or mental incapacity, to substantially perform your duties and responsibilities under this Agreement, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.  Any question as to the existence of your Disability as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and you shall be final and conclusive for all purposes of this Agreement.
“Good Reason” shall be deemed to exist only if the Company shall fail to correct within thirty (30) days after receipt of written notice from you specifying in reasonable detail the reasons you believe one of the following events or conditions has occurred (provided such notice is delivered by you no later than sixty (60) days after the initial existence of the occurrence):  (1) a material diminution of your then current aggregate base salary without your prior written agreement; (2) a material adverse change in your title, authority, duties or responsibilities without your prior written agreement; (3) a material change in the geographic location at which you are required to perform services for the Company, without your prior written agreement; or (4) any material breach of this Agreement or (5) a material adverse change in your reporting structure, provided, that in all events the termination of your service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason.”
“Termination Date” of your employment shall be:
(a)	If the employment hereunder terminates on account of your death, the date of the your death;
(b)	If your employment hereunder is terminated on account of your Disability, the date that it is determined that you have a Disability;
(c)	If the Company terminates your employment hereunder for Cause, the date the Notice of Termination is delivered to you;
(d)	If the Company terminates your employment hereunder without Cause, the date specified in the Notice of Termination;
(e)	If your employment hereunder is terminated pursuant to a mutual written agreement by you and the Company, the date that is mutually agreed upon; and
(f)
If you terminate your employment hereunder with or without Good Reason, the date specified in your Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to you and for all purposes of this Agreement, your Termination Date shall be the date determined by the Company.